Thomas C. Cook and Associates, Ltd.

Attorneys and Counselors at Law

3110 South Valley View, Suite 106

Las Vegas, Nevada 89102

Thomas C. Cook, Esq. Admitted to practice in Nevada and California	Telephone (702) 876-5941 Facsimile (702) 876-8865 www.esquireonline.com

August 25, 1999

To: Board of Directors - Mag-Well, Inc.

Re: Legal Opinion of the Sales of Non-Issuer shares of Common Stock

Gentlemen:

Mag-Well, Inc., a Texas corporation, (the "Company"), has requested our opinion with respect to the transferability, without compliance with the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), of 12,373,000 previously issued shares of Common Stock of the Company presently held by 72 shareholders.

In rendering the legal opinion contained in this letter, we have reviewed certain documents and information furnished by the Company which have been fully relied upon as being authentic without further investigation. These documents include copies of the Articles of Incorporation; Bylaws of the Company; Offering Prospectus dated March 15, 1999; Form D "Notice of Sales of Securities Pursuant to Regulation D"; the Certified List of Shareholders of the Company; and the "Informational Statement" as required under Rule 15c2-11 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

FACTS

Based upon our review of the above referenced Company documents, our law firm has ascertained the following facts and history of the Company:

(1) The Company was organized under the laws of the State of Texas on June 20, 1988, and the Company was authorized to issue up to 1,000,000 shares of Common Stock, no par value.

(2) On June 20, 1988, the Company issued 19,887 shares to the founder of Company which were fully paid and non-assessable. All shares issued by the Company were issued under Section 4(2) of the Securities Act of 1933.

(3) On December 1, 1989, the Company issued 51,763 shares to the second founder of Company which were fully paid and non-assessable. All shares issued by the Company were issued under Section 4(2) of the Securities Act of 1933.

(4) On July 1, 1994, the Company issued 5,000 shares to a current officer and director of the Company which were fully paid and non-assessable. All shares issued by the Company were issued under Section 4(2) of the Securities Act of 1933.

(5) During 1994, the Company completed a public offering of shares of common stock of the Company pursuant to Regulation D, Rule 504 of the Securities Act of 1933, as amended, whereby it sold 23,350 shares of Common Stock to approximately 16 unaffiliated shareholders of record, none of whom were or are officers or directors of the Company.

(6) On February 15, 1999, the Company's shareholders approved an amendment to the Company's Articles of Incorporation, whereby the authorized stock of the Company was increased to 20,000,000 shares of Common Stock, par value $0.001, as well as 5,000,000 shares of Preferred Stock, par value $0.001. Further, the Company's shareholders approved a forward stock split of the issued and outstanding Common Stock of the Company at the rate of 120 to 1. A Certificate of Amendment to the Articles of Incorporation was filed with the Secretary of State of Texas on March 12, 1999.

(7) On March 2, 1999, the Company completed a public offering of shares of common stock of the Company pursuant to Regulation D, Rule 504 of the Securities Act of 1933, as amended, whereby it sold 150,000 shares of Common Stock to approximately 1 unaffiliated shareholder of record, who was not and is not an officer or director of the Company.

(8) On April 5, 1999, the Company completed a public offering of shares of common stock of the Company pursuant to Regulation D, Rule 504 of the Securities Act of 1933, as amended, whereby it sold 223,000 shares of Common Stock to approximately 53 unaffiliated shareholders of record, none of whom were or are officers or directors of the Company. One of these shareholders was the purchaser of the 150,000 shares on March 2, 1999.

(9) On or about April 7, 1999, the Company filed five copies, one of which was an original, of an amended Form D "Notice of Sales Pursuant to Regulation D" notifying the Securities Exchange Commission that the offering was exempt from the registration provisions of Section 5 of the Securities Act pursuant to Regulation D, Rule 504 of such same act. On August 25, 1999, an amended copy of the Company's Form D was filed with the SEC, correcting a typographical error.

(10) As of August 23, 1999, the Company has 12,373,000 shares of Common Stock issued and outstanding which are held by 72 shareholders of record.

PERTINENT LAW AND EXPLANATION

Section 5 of the Securities Act requires that any offer or sale of securities which involves the mails or a means of interstate commerce must be registered. Certain offerings may be exempt from the registration process by the nature of the security, nature of the transaction, or the amount of the offering.

Section 2(4) of the Securities Act defines an "issuer" as including "-every person who issues or proposes to issue any security". An issuer is subject to the registration requirements of Section 5 of the Securities Act whenever it makes an original distribution of securities to the public.

Section 4 of the Securities Act provides several transactional exemptions to the registration requirements of Section 5 of the Securities Act, as do certain rules and regulations promulgated thereunder.

Section 4(1) of the Securities Act exempts from registration transactions which do not involve an issuer, underwriter or dealer. The burden of proof is upon the individual or entity claiming the exemption to show that they are not issuer, underwriter or dealer. Section 4(2) of the Securities Act exempts from registration those "-transactions by an issuer not involving any public offering"

Rule 144 provides a background for determining who is an underwriter under Section 4(1) and 2(11) of the Securities Act. This is particularly important for those who are sellers of restricted securities from being classified as underwriters. An investor holding restricted securities who are not professionals in the securities business may be considered to be underwriters if they act as links in the chain of transactions through which securities move to the public. Rule 144 attempts to provide an understanding by delimiting persons who will not be characterized as underwriters and sets out objective standards under which a Section 4(1) exemption is available and provides a safe harbor for claiming it.

Rule 144(a)(1) provides that "An affiliate of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer." An affiliate has also been further interpreted to include any officer, director, or ten percent (10%) shareholder of the issuer.

Rule 144(b) provides that any affiliate or other person who sells restricted securities of the issuer of an issuer for his or her own account, or any person who sells restricted securities or any other securities for an account of an affiliate of the issuer, is deemed not to be engaged in the distribution of securities and therefore, is not an underwriter, if the sale is made in accordance with all of the terms and conditions of the rule.

Rule 144(d)(1), provides that if restricted securities are sold then a "-minimum of one year must elapse between that later of the date of the acquisition of the securities from the issuer or from an affiliate of the issuer, and any resale of such securities in reliance on this section for the account of either the acquiror or any subsequent holder of those securities. If the acquiror takes these securities by purchase, the one year period shall not begin until the full purchase price or other consideration is paid or given by the person acquiring the securities from the issuer or from an affiliate of the issuer."

Section 3 of the Securities Act provides exemptions from registration for specified classes of securities. More specifically, Section 3(b) of the Securities Act provides an exemption from the registration requirements of Section 5 of the Securities Act, for issues of securities that do not exceed an aggregate amount of $5 million by reason of the small amount involved or the limited character of the public offering. Regulation D was adopted under Section 3(b) of the Securities Act and is a series of rules under which certain issuers may effect offerings of securities without registering the offers and sales under the Securities Act, provided that specific conditions have been met.

Regulation D, Rule 504 of the Securities Act of 1933, as amended (the "Act"), provides an exemption from the registration provisions of Section 5 of the Act for limited offers and sales of securities not exceeding an annual aggregate amount of $1 million. This exemption is available only to an issuer and is further limited to such issuers that are not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and that are not investment companies of Blind Pool blank check companies.

Securities Act Release No. 39-6949 relieved eligible companies from the specific disclosure requirements and the general solicitation prohibitions previously imposed for offerings under Regulation D, Rule 504. In addition, investors purchasing Rule 504 securities will receive freely transferable securities under applicable securities laws.

LEGAL OPINION

The Texas Corporation Act provide that a corporation existing under the laws of the State of Texas may issue its shares for consideration consisting of any tangible or intangible property or benefit to the corporation, including, but not limited to, cash, promissory notes, services performed, contracts for services to be performed or other securities of the corporation and that the judgment of the Board of Directors as to the adequacy of the consideration received for the shares issued is conclusive in the absence of substantial evidence to the contrary.

Upon my review of the relevant corporate documents, it is my opinion that the Company is validly organized and presently existing in good standing under the laws of the State of Texas and that it is governed by a validly constituted Board of Directors. The Board of Directors has the capacity and authority to authorize officers of the Company to enter into contracts on behalf of and binding upon the Company for any lawful purpose.

In connection with requesting this opinion, you have informed me that the Company was duly incorporated under the laws of the State of Texas on June 20, 1988, under the name of Mag-Well, Inc. On June 20, 1988, the Company issued 19,887 shares to the original founder of the Company, which were fully paid and non-assessable. On December 1, 1989, the Company issued 51,763 shares to the second founder of the Company, which were fully paid and non-assessable. On July 1, 1994, the Company issued 5,000 shares to a current officer and director of the Company, which were fully paid and non-assessable. The Company sold 23,350 shares of common stock pursuant to a public offering to approximately 16 shareholders and the offering was closed in 1994. On February 15, 1999 the Company's shareholders approved an amendment to the Articles of Incorporation increasing the authorized shares to 20,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, and authorized a 120 for 1 forward stock split of the Company's Common Shares. The Company sold 150,000 shares of common stock pursuant to a public offering to 1 shareholder and the offering was closed on March 2, 1999. The Company sold 223,000 shares of common stock pursuant to a public offering to approximately 53 shareholders and the offering was closed on April 5, 1999. On April 7, 1999, the Company filed five copies, one of which was an original, of an amended Form D "Notice of Sales Pursuant to Regulation D" notifying the Securities Exchange Commission that the offering was exempt from the registration provisions of Section 5 of the Securities Act pursuant to Regulation D, Rule 504 of such same Act. On August 25, 1999, an amended copy of the Company's Form D was filed with the SEC, correcting a typographical error. As of August 25, 1999, the Company has 12,373,000 shares of common stock issued and outstanding which are held by 72 shareholders of record.

The Company conducted a public offering whereby it issued 223,000 shares of Common Stock to 53 shareholders of record, of which all were unaffiliated shareholders of record, none of whom were or are officers or directors of the Company. The Company also conducted a public offering whereby it issued 150,000 shares of Common Stock to 1 shareholder of record, who was not and is not an officer or director (and who was also one of the 53 purchasers in the latest offering). These shares were not registered pursuant to Section 5 of the Securities Act, but were sold in reliance upon an exemption from registration under Regulation D, Rule 504 ("Rule 504"). Under Securities Act Release No. 6949, dated July 30, 1992, investors purchasing Rule 504 securities receive unrestricted and freely transferable shares. Therefore, it is our opinion that the 53 unaffiliated shareholders who hold 373,000 shares of the Common Stock of the Company hold free trading shares securities and may resell these securities at will.

Additionally, the initial shares issued to an "affiliate", as defined under Rule 144(a)(2), of the Company were issued pursuant to an exemption from the registration under Section 4(2) of the Securities Act and as such, are considered to be restricted securities. At the present time, the resale or transfer of these restricted shares of Common Stock is prohibited pursuant to Rule 144(d)(1).

Based upon the documents provided by the Company and our review of the applicable securities law, it is our opinion that 53 of the 72 shareholders of the Company's Common Stock described above hold securities which are unrestricted and fully transferable.

Management has advised us that the Company intends to prepare an information and disclosure statement which will be made available to the public. That information statement must contain current information with respect to the Company as required by and defined in paragraph (c) of Rule 144 under the Act. The Company does not have securities registered pursuant to Section 12 of the Exchange Act nor is it subject to either Section 13 or 15(d) of the Exchange Act. The statement will be intended to meet the requirements of clauses (1) through (16) inclusive of paragraph (5) of Rule 15c2-11 under the Exchange Act. It is the responsibility of the Company to comply with the "blue sky" laws of each state in which the Company desires its shares to be traded. Furthermore, the Company must comply with the requirements of Rule 15c2-11 of the Exchange Act prior to any market maker creating a market in the securities of the Company.

The opinions herein expressed are qualified to the extent that the resales of the shares may be subject to or affected by present or future compliance with State or Federal securities laws, bankruptcy, insolvency, reorganization or other laws relating to or affecting the rights of shareholders or creditors of the Company. This firm does not express any opinion as to any National Association of Securities Dealers member or the broker/dealer's ability or willingness to create, maintain or transact trades in the shares or to whether the National Association of Securities Dealers would permit the listing of the shares of Common Stock of the Company for sale publicly.

This firm has made no independent attempt to verify the facts set forth in this opinion. Any subsequent information regarding the facts may affect the opinions and conclusions stated herein. The opinions expressed herein are limited to and conditioned upon the facts as stated and as deemed to be in existence based upon the information provided to this firm by the Company. These facts are deemed to be accurate as of the date of this letter and this letter and the opinions do not take into consideration any events that may occur subsequent hereto. Therefore, this firm reserves the right to modify or rescind its opinion if new facts are brought to its attention but has no obligation to expressly inform any holder of this opinion, except the Company.

Be advised that opinion letters from counsel are not binding upon the Commission, regulatory bodies or the courts, and, to the extent that persons relying upon this letter may have knowledge of facts or circumstances which are contrary to or which would alter the conclusions and opinions expressed herein then the opinion(s) would not be applicable. The various statutory provisions, regulatory citations, administrative interpretations and court decisions which have reviewed and, in some cases, cited here, are necessarily subject to change from time to time. The opinions expressed herein are based, in part, upon such authorities as they exist as of the date hereof, coupled with and applied to the facts as previously stated which have been provided to this firm by the Company.

No opinion is expressed with respect to any federal or state law, regulation or rule not otherwise expressly referenced herein. In particular, and without limiting the generality of the foregoing, no opinion is given with respect to any secondary trading exemption under the laws of any individual state. Prior to any trading in the shares, the Company must first comply with the rules and regulations of the securities laws in the jurisdictions wherein the shares are to be traded.

No opinion is expressed with respect to any federal or state statute or regulation or with regard to the rules of any self-regulatory authority with which a broker/dealer trading these shares must comply.

In issuing this opinion, we acknowledge that each shareholder of the Company described above and the securities broker/dealers through whom such shareholders may seek to sell their Company shares may rely upon this opinion, and we hereby grant to the Company our authorization and consent to provide a copy of this opinion to any such shareholder or his broker/dealer.

Sincerely,

/S/Thomas C. Cook, Esq.